Exhibit 21.1
Significant Subsidiaries of Vistra Energy Corp.
As of December 31, 2019

SUBSIDIARY		STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
1	Coleto Creek Power, LLC	Delaware
2	Comanche Peak Power Company LLC	Delaware
3	Dynegy Coal Generation, LLC	Delaware
4	Dynegy Coal Holdco, LLC	Delaware
5	Dynegy Commercial Asset Management, LLC	Delaware
6	Dynegy Energy Services, LLC	Delaware
7	Dynegy Hanging Rock II, LLC	Delaware
8	Dynegy Kendall Energy LLC	Delaware
9	Dynegy Marketing and Trade, LLC	Delaware
10	Dynegy Midwest Generation, LLC	Delaware
11	Dynegy Power, LLC	Delaware
12	Dynegy Power PJM	Delaware
13	Dynegy Resource II, LLC	Delaware
14	Dynegy Zimmer, LLC	Delaware
15	Equipower Resources Corp.	Delaware
16	Illinois Power Resources Generating, LLC	Delaware
17	Illinois Power Resources, LLC	Delaware
18	Kincaid Generation, L.L.C.	Virginia
19	La Frontera Holdings, LLC	Delaware
20	Luminant Generation Co. LLC	Texas
21	Luminant Mining Company LLC	Texas
22	Midwest Electric Power, Inc.	Illinois
23	Oak Grove Management Company LLC	Delaware
24	Sithe Energies, Inc.	Delaware
25	Sithe/Independence Power Partners, LP	Delaware
26	Sithe/Independence, LLC	Delaware
27	TXU Energy Retail Company LLC	Texas
28	Vistra Asset Company LLC	Delaware
29	Vistra Intermediate Company LLC	Delaware
30	Vistra Operations Company LLC	Delaware
31	Vistra Preferred Inc.	Delaware